Exhibit 99.2

FIRST REPUBLIC BANK

Financial statements for First Republic Bank for the three months ended September 30, 2010, six months ended

June 30, 2010 and three and nine months ended September 30, 2009 (unaudited)

The following interim financial statements as of September 30, 2010 and for the three months ended September 30, 2010, six months ended June 30, 2010 and three and nine months ended September 30, 2009 are unaudited. However, the financial statements reflect all adjustments (which include only normal recurring adjustments) that are, in the opinion of management, necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented.

FIRST REPUBLIC BANK

BALANCE SHEETS

(Unaudited)

	Successor	Predecessor III
($ in thousands)	September 30, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$2,461,276	$178,553
Investment securities available-for-sale	89,028	3,183
Investment securities held-to-maturity	434,840	—
Loans	17,720,006	18,632,781
Less: Allowance for loan losses	(4,500)	(45,003)

Loans, net	17,715,506	18,587,778

Loans held for sale	139,330	14,540
Mortgage servicing rights measured at amortized cost	21,677	—
Mortgage servicing rights measured at fair value	—	24,544
Investments in life insurance	378,448	202,691
Prepaid expenses and other assets	354,243	366,700
Goodwill	24,604	—
Other intangible assets	163,370	—
Premises, equipment and leasehold improvements, net	98,315	92,240
Deferred tax assets	72,764	448,859
Other real estate owned	667	21,462

Total Assets	$21,954,068	$19,940,550

LIABILITIES AND EQUITY
Liabilities:
Customer deposits:
Non-interest bearing accounts	$2,707,234	$2,665,675
NOW checking accounts	2,417,718	2,842,519
Money Market (MM) checking accounts	2,665,983	1,819,869
MM savings and passbooks	5,029,553	3,928,703
Certificates of deposit	6,144,275	5,925,718

Total customer deposits	18,964,763	17,182,484

Federal Home Loan Bank (FHLB) advances	600,000	130,501
Subordinated notes	69,026	65,897
Debt related to variable interest entity	25,528	—
Parent company borrowing	—	976,090
Other liabilities	274,012	189,671

Total Liabilities	19,933,329	18,544,643

Equity:
First Republic Bank stockholders’ equity:
Common stock, $0.01 par value per share; 400,000,000 shares authorized; 124,133,334 shares issued and outstanding	1,241	—
Additional paid-in capital	1,868,021	—
Retained earnings	66,395	—
Parent company investment	—	1,296,248
Accumulated other comprehensive income (loss), net	(1,488)	69

Total equity before noncontrolling interests	1,934,169	1,296,317
Noncontrolling interests	86,570	99,590

Total Equity	2,020,739	1,395,907

Total Liabilities and Equity	$21,954,068	$19,940,550

See accompanying notes to financial statements.

FIRST REPUBLIC BANK

STATEMENTS OF INCOME

(Unaudited)

	Successor	Predecessor III
($ in thousands)	Three Months Ended Sept. 30, 2010	Three Months Ended Sept. 30, 2009	Six Months Ended June 30, 2010	Nine Months Ended Sept. 30, 2009
Interest income:
Interest on real estate and other loans	$260,176	$301,941	$503,819	$909,236
Interest on investments	1,939	158	157	509
Interest on cash equivalents	1,713	24	32	74
Interest on loan to Parent company	—	—	4,830	—

Total interest income	263,828	302,123	508,838	909,819

Interest expense:
Interest on customer deposits	23,386	53,441	90,339	175,744
Interest on FHLB advances and other borrowings	3,613	1,351	222	5,913
Interest on subordinated notes	589	1,038	2,082	3,147
Interest on funding from Parent company	—	4,698	2,956	21,862

Total interest expense	27,588	60,528	95,599	206,666

Net interest income	236,240	241,595	413,239	703,153
Provision for credit losses	4,500	30,081	17,352	38,838

Net interest income after provision for credit losses	231,740	211,514	395,887	664,315

Noninterest income:
Investment advisory fees	8,339	6,788	16,442	20,297
Brokerage and investment fees	2,149	2,913	4,681	11,845
Trust fees	1,249	1,221	2,226	4,009
Deposit customer fees	3,671	3,191	7,236	9,109
Loan servicing fees, net	(863)	1,048	2,749	(1,105)
Loan and related fees	715	1,044	1,831	3,213
Gain on sale of loans	1,033	1,415	1,290	4,030
Income from investments in life insurance	838	2,150	1,388	6,854
Accretion of discount on unfunded commitments	—	7,083	8,220	21,283
Other income	1,897	1,960	3,395	5,124

Total noninterest income	19,028	28,813	49,458	84,659

Noninterest expense:
Salaries and related benefits	59,016	53,113	112,196	154,671
Occupancy	15,186	11,008	29,404	40,498
Information systems	9,147	8,645	19,124	26,725
Advertising and marketing	5,872	3,172	6,610	12,615
Professional fees	5,774	1,505	5,673	5,538
FDIC and other deposit assessments	8,205	9,391	19,159	33,601
Amortization of intangibles	6,230	—	—	—
Divestiture-related expenses	13,768	—	—	—
Other expenses	13,005	12,187	24,798	39,414

Total noninterest expense	136,203	99,021	216,964	313,062

Income before provision for income taxes	114,565	141,306	228,381	435,912
Provision for income taxes	46,972	59,390	97,138	183,119

Net income before noncontrolling interests	67,593	81,916	131,243	252,793
Less: Net income from noncontrolling interests	1,198	1,198	2,396	3,621

First Republic Bank Net Income	$66,395	$80,718	$128,847	$249,172

Basic earnings per common share	$0.53	n/a	n/a	n/a

Diluted earnings per common share	$0.53	n/a	n/a	n/a

See accompanying notes to financial statements.

FIRST REPUBLIC BANK

STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME

(Unaudited)

($ in thousands)	Common Stock	Additional Paid-in Capital	Retained Earnings	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity Before Noncontrolling Interests	Noncontrolling Interests	Total Equity
				Predecessor II
Balance at December 26, 2008	$—	$—	$—	$2,685,788	$—	$2,685,788	$99,590	$2,785,378
				Predecessor III
Purchase Accounting Adjustments	—	—	—	(1,531,651)	—	(1,531,651)	—	(1,531,651)

Capitalization after purchase accounting adjustments	—	—	—	1,154,137	—	1,154,137	99,590	1,253,727

Capital distributions	—	—	—	(158,899)	—	(158,899)	—	(158,899)
Capital contributions associated with income taxes	—	—	—	19,457	—	19,457	—	19,457
Comprehensive income:
Net income	—	—	—	249,172	—	249,172	3,621	252,793
Other comprehensive income, net of tax:	—	—	—	—	—	—	—	—
Net unrealized gain on securities available-for-sale (net of taxes of $53)	—	—	—	—	80	80	—	80

Total comprehensive income						249,252	3,621	252,873
Dividends to noncontrolling interests	—	—	—	—	—	—	(3,621)	(3,621)

Balance at September 30, 2009	$—	$—	$—	$1,263,867	$80	$1,263,947	$99,590	$1,363,537

Balance at December 31, 2009	$—	$—	$—	$1,296,248	$69	$1,296,317	$99,590	$1,395,907
Capital distributions	—	—	—	(163,046)	—	(163,046)	—	(163,046)
Change in capital allocation for net assets retained by Parent company	—	—	—	(53,736)	—	(53,736)	—	(53,736)
Capital contributions associated with income taxes	—	—	—	57,917	—	57,917	—	57,917
Comprehensive income:
Net income	—	—	—	128,847	—	128,847	2,396	131,243
Other comprehensive income, net of tax:	—	—	—	—	—	—	—	—
Net unrealized gain on securities available-for-sale (net of taxes of $86)	—	—	—	—	110	110	—	110

Total comprehensive income						128,957	2,396	131,353
Dividends to noncontrolling interests	—	—	—	—	—	—	(2,396)	(2,396)

Balance at June 30, 2010	—	—	—	1,266,230	179	1,266,409	99,590	1,365,999

				Successor
Purchase Accounting Adjustments	—	—	—	(1,266,230)	(179)	(1,266,409)	(13,020)	(1,279,429)
Issuance of common stock	1,241	1,859,921	—	—	—	1,861,162	—	1,861,162
Stock option compensation expense	—	8,100	—	—	—	8,100	—	8,100
Comprehensive income:
Net income	—	—	66,395	—	—	66,395	1,198	67,593
Other comprehensive income, net of tax:	—	—	—	—	—	—	—	—
Net unrealized gain on securities available-for-sale (net of taxes of $11)	—	—	—	—	15	15	—	15
Net unrealized losses on cash flow hedges (net of taxes of $1,111)	—	—	—	—	(1,503)	(1,503)	—	(1,503)

Total comprehensive income						64,907	1,198	66,105
Dividends to noncontrolling interests	—	—	—	—	—	—	(1,198)	(1,198)

Balance at September 30, 2010	$1,241	$1,868,021	$66,395	$—	$(1,488)	$1,934,169	$86,570	$2,020,739

See accompanying notes to financial statements.

FIRST REPUBLIC BANK

STATEMENTS OF CASH FLOWS

(Unaudited)

	Successor	Predecessor III
($ in thousands)	Three Months Ended Sept. 30, 2010	Six Months Ended June 30, 2010	Nine Months Ended Sept. 30, 2009
Operating Activities:
Net income before noncontrolling interests	$67,593	$131,243	$252,793
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	4,500	17,352	38,838
Accretion of loan discounts	(36,000)	(37,695)	(196,125)
Depreciation and amortization	(10,049)	1,580	(36,892)
Amortization of net loan fees	(50)	(2,821)	(1,900)
Amortization of mortgage servicing rights	2,050	—	—
Provision for mortgage servicing rights in excess of fair value, net	1,288	—	—
Changes in fair value of mortgage servicing rights	—	2,327	9,270
Net change in loans held for sale	(112,290)	(13,547)	(12,151)
Provision (reversal of provision) for deferred taxes	(8,141)	48,915	97,115
Net gains on sale of loans	(1,033)	(1,290)	(4,030)
Net losses (gains) on real estate owned	(6)	583	2,000
Loss on sale of premises, equipment and leasehold improvements, net	13	—	142
Noncash cost of stock plans	8,100	—	—
(Increase) decrease in other assets	(5,408)	47,773	(83,709)
Increase (decrease) in other liabilities	60,439	(21,722)	(32,669)

Net Cash (Used for) Provided by Operating Activities	(28,994)	172,698	32,682

Investing Activities:
Loan originations, net of principal collections	(464,730)	(715,368)	(1,470,083)
Loans purchased	(3,591)	(1,661)	(2,280)
Loans sold	46,910	16,800	41,832
Decrease in Parent company lending	—	669,034	—
Purchases of securities available-for-sale	(192,243)	—	(4,673)
Proceeds from sales/calls/maturity of securities available-for-sale	103,250	55	1,892
Purchases of securities held-to-maturity	(431,416)	(1,017)	—
Proceeds from sales/calls/maturity of securities held-to-maturity	56	11	—
Purchases of FHLB stock	(3,200)	—	—
Proceeds from redemptions of FHLB stock	—	2,209	—
Purchases of investments in life insurance	(375,000)	—	—
Proceeds from investments in life insurance	—	1,404	1,789
Purchases of nonmarketable equity investments	(12,963)	—	—
Additions to premises, equipment and leasehold improvements, net	(6,478)	(13,864)	(11,059)
Proceeds from sales of premises, equipment and leasehold improvements	—	380	—
Proceeds from sales of other real estate owned	936	4,152	—

Net Cash Used for Investing Activities	(1,338,469)	(37,865)	(1,442,582)

Financing Activities:
Net increase in deposits	1,070,838	598,666	3,906,492
Proceeds from issuance of FHLB advances	600,000	—	—
Repayment of FHLB advances	(130,823)	—	(753,500)
Decrease in Parent company borrowing	—	(368,611)	(1,592,671)
Decrease in debt related to variable interest entity	(7,156)	—	—
Issuance of common stock	1,861,162	—	—
Capital distributions	—	(105,129)	(139,442)
Dividends to noncontrolling interests	(1,198)	(2,396)	(3,621)

Net Cash Provided by Financing Activities	3,392,823	122,530	1,417,258

Increase in Cash and Cash Equivalents	2,025,360	257,363	7,358
Cash and Cash Equivalents at the Beginning of Period	435,916	178,553	169,572

Cash and Cash Equivalents at the End of Period	$2,461,276	$435,916	$176,930

Supplemental Disclosure of Cash Flow Items
Cash paid during period:
Interest	$50,629	$96,810	$257,827
Income taxes	$—	$—	$69,986
Transfer of loans to held for sale	$46,910	$13,346	$8,695
Transfers of repossessed assets from loans to other assets	$730	$24,004	$5,895

See accompanying notes to financial statements.

FIRST REPUBLIC BANK

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2010

Note 1. Summary of Significant Accounting Policies

Basis of Presentation and Organization

First Republic Bank (the “Bank” or “First Republic”) operated for over ten years as an FDIC-insured, non-member bank chartered by the State of Nevada (and prior to that as two predecessor depository institutions chartered by the State of California and the State of Nevada, respectively, operating under a single, publicly traded, non-bank holding company which was subsequently merged into its bank subsidiary). On September 21, 2007, First Republic Bank was acquired by Merrill Lynch & Co. (“Merrill Lynch”) and merged into one of Merrill Lynch’s banking subsidiaries, Merrill Lynch Bank & Trust Company, F.S.B. (“MLFSB”). Under the terms of the acquisition, First Republic Bank operated as a separate division within MLFSB and continued to be managed by First Republic Bank’s existing management team. As a division of MLFSB, First Republic Bank maintained its own marketing identity and branch network, with loans, deposits, and other bank products offered to customers under the First Republic Bank brand. On January 1, 2009, Bank of America Corporation (“Bank of America”), the holding company of Bank of America, N.A. (“BANA”), purchased Merrill Lynch and thereby acquired MLFSB. On November 2, 2009, MLFSB was merged into BANA, and First Republic Bank thereby became a division of BANA. MLFSB and BANA are referred to as the “Parent” in the financial statements. As used herein “First Republic” or the “Bank” means, as the context requires:

•	First Republic Bank, a Nevada-chartered commercial bank in existence from 1985 until acquired in September 2007 by MLFSB, a banking subsidiary of Merrill Lynch;

•	the First Republic Bank division within MLFSB following the September 2007 acquisition;

•	the First Republic Bank division within BANA following MLFSB’s merger into BANA, effective as of November 2009 and;

•

as described in Note 2, “Business Combinations,” First Republic Bank, a California-chartered commercial bank that acquired the First Republic Bank division of BANA effective upon the close of business on June 30, 2010.

On October 21, 2009, Bank of America announced that it had entered into a definitive agreement to sell substantially all of First Republic’s assets and liabilities (the “Transaction”) to a number of investors, led by First Republic’s existing management, and including investment funds managed by Colony Capital, LLC and General Atlantic, LLC. The Transaction was completed after the close of business on June 30, 2010 and the Bank opened as a California chartered, FDIC-insured commercial bank and trust company on July 1, 2010. See Note 2 for further information on the acquisition.

As a result of the acquisitions discussed above, the accompanying financial statements are presented to show the financial results of the Bank for the period after the Transaction (Successor) (as of and for the quarter ended September 30, 2010), the period after the Bank of America acquisition (Predecessor III) and the period after the Merrill Lynch acquisition and before the Bank of America acquisition (Predecessor II). These periods relate to the accounting periods preceding and succeeding the push-down of Bank of America and Merrill Lynch’s basis, respectively. The period prior to the Merrill Lynch acquisition is Predecessor I. The Predecessor and Successor periods have been separated by vertical lines on the face of the financial statements to highlight the fact that the financial information has been prepared under different historical cost bases of accounting. The accounting policies followed by the Bank in the preparation of its financial statements for the Successor period are materially consistent with those of the Predecessor III period, except for the accounting for mortgage servicing rights (“MSRs”). (See Note 5 for further information on mortgage servicing rights). As a result of the Bank of America acquisition, the Bank changed its fiscal year from the last Friday in December to the last calendar day of the year; the Bank’s activities after its 2008 fiscal year end through December 31, 2008 are included in the Statement of Income for the nine month period ended September 30, 2009. This change caused five additional days of activity to be recorded in 2009, resulting in approximately $4.6 million of additional net income in 2009.

First Republic’s consolidated financial statements as of and for the three months ended September 30, 2010 includes the accounts of First Republic Bank and the majority or wholly owned subsidiaries First Republic Investment Management, Inc.

(“FRIM”), First Republic Wealth Advisors (“FRWA”), First Republic Securities Company (“FRSC”), First Republic Preferred Capital Corporation (“FRPCC”), and First Republic Preferred Capital Corporation II (“FRPCC II”). FRWA was merged into FRIM on September 30, 2010. All significant intercompany balances and transactions have been eliminated.

First Republic’s combined financial statements as of December 31, 2009, for the six months ended June 30, 2010 and the three and nine months ended September 30, 2009 include the carve-out accounts of the First Republic Bank division of MLFSB and BANA and the majority or wholly owned subsidiaries FRIM, FRWA, FRSC, FRPCC, and FRPCC II, in each case using the historical basis of accounting for the results of operations, assets and liabilities of the respective businesses and also include the purchase accounting impact for the Bank of America acquisition. The purpose of the carve-out financial statements is to present fairly the results of operations, financial condition and cash flows of the First Republic Bank division of MLFSB and BANA separately from the results of operations, financial condition and cash flows of MLFSB and BANA as a legal entity for the periods prior to July 1, 2010. The financial statements for the periods prior to July 1, 2010 may not necessarily reflect the results of operations, financial condition and cash flows that the Bank would have achieved had the Bank actually existed on a stand-alone basis during the periods presented. All significant intercompany balances and transactions among the division and entities included in our consolidated financial statements have been eliminated.

FRPCC and FRPCC II have outstanding preferred stock, which is reported as noncontrolling interests in First Republic’s balance sheet and is eligible for treatment as Tier 1 capital under regulatory guidelines. The dividends on these preferred stock issues are reported as net income from noncontrolling interests in First Republic’s statement of income, which is deducted from First Republic’s consolidated net income. The preferred stock dividends paid by FRPCC and FRPCC II are deductible for income tax purposes as long as each of FRPCC and FRPCC II, respectively continues to qualify as a real estate investment trust (a “REIT”).

These interim financial statements should be read in conjunction with First Republic’s 2009 combined Financial Statements and Notes thereto. Certain reclassifications have been made to the 2009 financial statements in order for them to conform to the 2010 presentation. Results for the three months ended September 30, 2010 and six months ended June 30, 2010 should not be considered indicative of results to be expected for the full year.

Nature of Operations

The Bank and its subsidiaries specialize in providing personalized, relationship-based services, including private banking, private business banking, real estate lending and wealth management services, including trust services. The Bank provides its services through preferred banking, lending and wealth management offices in eight major metropolitan areas: San Francisco, Los Angeles, Santa Barbara, Newport Beach, San Diego, New York City, Boston and Portland (Oregon).

First Republic originates real estate secured loans and other loans for retention in its loan portfolio. Real estate secured loans are secured by single family residences, multifamily buildings and commercial real estate properties and loans to construct such properties. Most of the real estate loans that First Republic originates are secured by properties located close to one of its offices in the San Francisco Bay area, the Los Angeles area, San Diego, Boston or the New York City area. First Republic originates business loans, loans secured by securities and other types of collateral and personal unsecured loans primarily to meet the non-mortgage needs of First Republic’s clients.

First Republic offers its clients various wealth management services. First Republic provides investment advisory services through FRIM and FRWA. FRIM earns fee income from the management of equity and fixed income investments for its clients. FRWA earns fee income from providing advisory services to high net worth clients. First Republic Trust Company, a division of First Republic, provides trust services. FRWA was merged into FRIM on September 30, 2010. FRSC is a registered broker-dealer performing short-term investment and brokerage activities for clients. The Bank also conducts foreign exchange activities on behalf of customers.

Supplemental Cash Flow Information

Pursuant to the terms of the Transaction, the following assets and liabilities were transferred to BANA resulting in a reduction to the assets, liabilities and Parent company investment as follows during the six months ended June 30, 2010. The net change in Parent company lending of $1.6 billion during the six months ended June 30, 2010 shown in the table below is primarily related to the Bank’s equity allocation process described in the annual financial statements.

($ in thousands)
Assets:
Parent company lending	$(1,626,981)
Loans, net	1,962,301
Investments in life insurance	201,678
FHLB Stock	32,211
Other real estate owned	40,146
Other assets	54,967

Total	$664,322

Liabilities and Equity:
Parent company borrowing	$607,479
Other liabilities	3,107
Parent company investment	53,736

Total	$664,322

Earnings Per Share

The Bank computes earnings per share by dividing net income by the average number of common shares outstanding during the year. The Bank computes diluted earnings per common share by dividing net income by the average number of common shares outstanding during the year, plus the effect of common stock equivalents (stock options) that are dilutive.

The following table presents a reconciliation of the income and share amounts used in the basic and diluted earnings per share computations for the three months ended September 30, 2010.

(in thousands, except per share amounts)	Three Months Ended September 30, 2010
Basic EPS:
Net income available to common stockholders	$66,395

Shares issued and outstanding	124,133

Net income per share - basic	$0.53

Diluted EPS:
Net income available to common stockholders	$66,395
Weighted average shares:
Common shares outstanding	124,133
Dilutive stock options under the treasury stock method	1,725

Adjusted weighted average common shares outstanding	125,858

Net income per share - diluted	$0.53

Mortgage Servicing Rights

The Bank retains the mortgage servicing rights on substantially all loans sold. The Bank has one class of servicing rights: for loans sold that are secured by real estate. MSRs and other retained interests in loans sold are initially measured at fair value at the date of transfer.

MSRs are reported at the lower of amortized cost or fair value effective July 1, 2010. MSRs are amortized in proportion to and over the period of estimated net servicing income. To calculate the initial fair value of MSRs and, subsequently, to measure impairment, the Bank stratifies MSRs based on one or more of the predominant risk characteristics of the underlying loans. The Bank evaluates impairment of MSRs for a stratum periodically based on their current fair value, actual prepayment experience and other market factors. If the fair value of MSRs for a stratum is less than the amortized cost, the Bank records a provision for a valuation allowance. Subsequently, the Bank adjusts the valuation allowance for changes in fair value to the extent that fair value does not exceed the amortized cost. The Bank evaluates at least quarterly the recoverability of the valuation allowance on MSRs. If the Bank determines that a portion of the valuation allowance is unrecoverable, primarily due to loan prepayments, the Bank records a direct write-down by reducing both the amortized cost of MSRs for a stratum and the related valuation allowance.

For 2009 and the six months ended June 30, 2010, as a result of the Bank of America acquisition, the Bank elected to report MSRs at fair value with changes in fair value recognized in the income statement.

Accounting Standards Adopted in 2010

•

On January 1, 2010, the Bank adopted Accounting Standards Codification (“ASC”) 860, “Transfers and Servicing.” ASC 860 represents a revision to former Financial Accounting Standards Board (“FASB”) Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” ASC 860 expands required disclosures about transfers of financial assets and a transferor’s continuing involvement with transferred assets. It also removes the concept of “qualifying special-purpose entity” from U.S. generally accepted accounting principles (“GAAP”). Adoption of the new guidance did not have a material effect on the Bank’s financial condition, results of operations or cash flows.

•

On January 1, 2010, the Bank adopted ASC 810-10, “Consolidations-Overall,” which codified FASB Statement No. 167, “Amendments to FASB Interpretation No. 46(R)” and updated former FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities.” The revised guidance requires, among other things, that an entity perform both a quantitative and qualitative analysis to determine if it is the primary beneficiary of a variable interest entity (“VIE”) and therefore required to consolidate the VIE. The qualitative analysis includes determining whether an entity has the power to direct the most significant activities of the VIE. The amended guidance also requires consideration of related party relationships in the determination of the primary beneficiary of a VIE and enhanced disclosures about an enterprise’s involvement with a VIE. The adoption of ASC 810-10 did not have an impact on the Bank’s financial position, results of operations or cash flows on the date this guidance became effective.

The Bank’s involvement with VIEs is limited to its mortgage servicing activities and interests purchased in securitizations. The Bank sells loans on a non-recourse basis and in most cases, retains the mortgage servicing rights. For nearly all of the Bank’s servicing activities, the only interest in the VIE is the mortgage servicing rights associated with performing our required servicing functions. The servicing fee is not considered a variable interest.

The Bank has variable interests in several VIEs related to First Republic real estate mortgage investment conduits (“REMICs”) that were formed in 2000 through 2002. The Bank has purchased various tranches of these securitizations. During 2010, the Bank purchased securities in one of the REMICs and, as a result, became the primary beneficiary of that securitization, which resulted in consolidation of the REMIC. The Bank also holds significant variable interests in two other REMICs sponsored by the Bank.

The following table summarizes the assets and liabilities recorded on the Bank’s balance sheet associated with transactions with VIEs as of September 30, 2010:

($ in thousands)	VIEs that we do not consolidate	VIEs that we consolidate	Total
Investment securities held-to-maturity	$3,712	$—	$3,712
Loans	—	32,303	32,303
Mortgage servicing rights	21,677	—	21,677

Total Assets	25,389	32,303	57,692
Liabilities - Debt	—	25,528	25,528

Net assets	$25,389	$6,775	$32,164

The Bank’s exposure to loss with respect to the consolidated VIE is limited to the investment in the securities purchased of approximately $6.8 million. The debt holders of the REMICs have no recourse to the Bank.

•

In February 2010, the FASB issued amendments to ASC 855, “Subsequent Events,” to remove the requirement for Securities and Exchange Commission (“SEC”) filers to disclose the date through which an entity evaluated subsequent events. Previously, in May 2009, the FASB issued ASC 855, which provided general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of the amendments to ASC 855, which became effective upon issuance in February 2010, did not impact the Bank’s financial condition, results of operations or cash flows.

•

In January 2010, the FASB issued ASC 820-10, “Fair Value Measurements and Disclosures-Overall.” ASC 820-10 requires additional disclosures about transfers into and out of Level 1 and 2 and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation, including the requirement to provide fair value measurement disclosures for each class of assets and liabilities, and about inputs and valuation techniques used to measure fair value. ASC 820-10 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. The Level 3 disclosures are effective for fiscal years beginning after December 15, 2010. The Bank adopted the Level 1 and Level 2 disclosures regarding transfers, which did not have an impact on the Bank’s financial condition, results of operations or cash flows. Adoption of the Level 3 disclosures is not expected to have a significant impact on the Bank’s financial condition, results of operations or cash flows.

•

In April 2010, the FASB issued amendments to ASC 310-30, “Receivables-Loans and Debt Securities Acquired with Deteriorated Credit Quality” and ASC 310-40, “Troubled Debt Restructurings by Creditors.” Under the amendments, a modification of a loan that is part of a pool accounted for under ASC 310-30 should not result in removal of the loan from the pool. In addition, a modification of a loan that is accounted for within a pool under ASC 310-30 is not considered a troubled debt restructuring. ASC 310-30 is effective for any modifications of a loan accounted for within a pool in the first interim or annual reporting period ending after July 15, 2010, and will be applied prospectively. The adoption of the amendments to ASC 310-30 and ASC 310-40 did not have a significant impact on the Bank’s financial condition, results of operations or cash flows.

Recent Accounting Pronouncement

The following pronouncement has been issued by the FASB, but is not yet effective:

•

In July 2010, the FASB issued amendments to ASC 310-10, “Receivables-Overall.” The amendments significantly increase disclosures about the credit quality of loans and the allowance for credit losses to give financial statement users greater transparency about entities’ credit risk exposures. The amendments require an entity to disaggregate existing and provide new disclosures for the allowance for credit losses, impaired loans and troubled debt restructurings. For public entities, the disclosures required as of the balance sheet date are effective for interim or annual reporting periods ending on or after December 15, 2010, and the disclosures required for activity during the period are effective for interim or annual reporting periods beginning on or after December 15, 2010. For nonpublic entities, all disclosures are effective for annual reporting periods ending on or after December 15, 2011. The Bank is evaluating the impact of adoption of the new guidance on its disclosures in the financial statements.

Note 2. Business Combinations

The Bank acquired the assets and assumed liabilities of First Republic Bank, which was operating as a division of BANA. The Bank also acquired the common stock of FRIM, FRWA, FRSC, FRPCC and FRPCC II as part of the acquisition.

The purchase price was allocated to the acquired assets and liabilities based on their estimated fair values at July 1, 2010 as summarized in the following table.

($ in thousands)	Carrying Value at July 1, 2010	Purchase Accounting Adjustments	Fair Value at July 1, 2010
Assets:
Cash and cash equivalents	$435,916	$—	$435,916
Investment securities	3,588	(26)	3,562
Loans, net	17,427,857	(163,741)	17,264,116
Loans held for sale	27,732	—	27,732
Mortgage servicing rights	13,100	10,271	23,371
Goodwill	—	24,604	24,604
Other intangible assets	—	169,600	169,600
Deferred tax assets	—	63,734	63,734
Other assets	384,195	30	384,225

Total	$18,292,388	$104,472	$18,396,860

Liabilities and Equity:
Customer deposits	$17,778,797	$137,229	$17,916,026
Federal Home Loan Bank advances	130,416	407	130,823
Subordinated notes	65,508	4,164	69,672
Other liabilities	218,077	(24,308)	193,769
Noncontrolling interests	99,590	(13,020)	86,570

Total	$18,292,388	$104,472	$18,396,860

The following summarizes the purchase price and goodwill resulting from the acquisition.

($ in thousands)
Fair value of assets acquired	$18,372,256
Fair value of liabilities assumed	18,310,290

Net assets acquired	$61,966

Purchase price - fair value of noncontrolling interests	$86,570

Goodwill resulting from the acquisition	$24,604

As part of the acquisition, the Bank incurred divestiture related costs associated with the transition to a stand-alone bank while we were a division of BANA. As part of the Transaction, the investors agreed to reimburse BANA for these costs incurred prior to June 30, 2010. The total amount of divestiture related costs that are included in the carrying value of assets acquired that were not capitalized after July 1, 2010 was $8.8 million. The total costs related to the divestiture of $13.8 million were recognized in the Bank’s income statement during the quarter ended September 30, 2010.

Note 3. Investment Securities

The following table presents information related to available-for-sale and held-to-maturity securities at September 30, 2010:

	Successor September 30, 2010
($ in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
U.S. Treasury and federal agencies	$89,002	$30	$(4)	$89,028

Held-to-maturity:
U.S. States and political subdivisions	$431,128	$6,121	$(587)	$436,662
Other residential mortgage-backed securities (“MBS”)	3,712	36	(21)	3,727

Total	$434,840	$6,157	$(608)	$440,389

At September 30, 2010, approximately $89.0 million of investment securities were pledged at the Federal Reserve Bank of San Francisco or a correspondent bank as collateral to secure trust funds and public deposits.

The following table presents information related to available-for-sale securities at December 31, 2009:

	Predecessor III December 31, 2009
($ in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Other residential MBS	$3,069	$114	$—	$3,183

No securities were sold during the first nine months of 2010 or 2009.

The following table presents gross unrealized losses and fair value of available-for-sale and held-to-maturity securities at September 30, 2010:

	Successor September 30, 2010
	Less than 12 months		12 months or more		Total
($ in thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Available-for-sale:
U.S. Treasury and federal agencies	$(4)	$44,993	$—	$—	$(4)	$44,993

Total	$(4)	$44,993	$—	$—	$(4)	$44,993

Held-to-maturity:
U.S. States and political subdivisions	$(587)	$71,951	$—	$—	$(587)	$71,951
Other residential MBS	(21)	3,269	—	—	(21)	3,269

Total	$(608)	$75,220	$—	$—	$(608)	$75,220

The following table presents contractual maturities of available-for-sale securities and held-to-maturity securities at September 30, 2010 and available-for-sale securities at December 31, 2009:

	Successor		Predecessor III
	September 30, 2010		December 31, 2009
($ in thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available-for-sale:
Due in one year or less	$29,998	$29,997	$—	$—
Due after one year through five years	59,004	59,031	—	—
Due after five years through ten years	—	—	—	—
Due after ten years	—	—	—	—

Subtotal	89,002	89,028	—	—

Other residential MBS	—	—	3,069	3,183

Total	$89,002	$89,028	$3,069	$3,183

Held-to-maturity:
Due in one year or less	$—	$—	$—	$—
Due after one year through five years	—	—	—	—
Due after five years through ten years	—	—	—	—
Due after ten years	431,128	436,662	—	—

Subtotal	431,128	436,662	—	—

Other residential MBS	3,712	3,727	—	—

Total	$434,840	$440,389	$—	$—

Note 4. Loans

Loan Profile

Real estate loans are secured by single family, multifamily and commercial real estate properties and generally mature over periods of up to thirty years. At September 30, 2010, approximately 67% of the total loan portfolio was secured by California real estate, compared to 65% at December 31, 2009. At September 30, 2010, 94% of single family and home equity lines of credit contain an interest-only payment feature, compared to 95% at December 31, 2009. These loans generally have an initial interest-only term of ten years.

The following tables present the major categories of loans outstanding, including those subject to ASC 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality.” The loans are presented with the contractual balance, any purchase accounting adjustments and net deferred fees and costs:

	Successor September 30, 2010
($ in thousands)	Principal	Net Unaccreted Discount	Net Deferred Fees and Costs	Total
Types of Loans:
Single family (1-4 units)	$11,195,085	$(333,103)	$2,040	$10,864,022
Home equity credit lines	1,743,803	(30,503)	564	1,713,864
Commercial real estate	2,147,625	(186,629)	(470)	1,960,526
Multifamily (5+ units) mtgs	1,858,842	(84,278)	(329)	1,774,235
Multifamily/commercial construction	126,079	(7,357)	(114)	118,608
Single family construction	167,322	(7,042)	(252)	160,028

Total real estate mortgages	17,238,756	(648,912)	1,439	16,591,283
Commercial business loans	882,715	(58,232)	240	824,723
Other secured	166,344	(11,354)	(47)	154,943
Unsecured loans and lines of credit	126,069	(7,990)	(21)	118,058
Stock secured	31,039	(73)	33	30,999

Total other loans	1,206,167	(77,649)	205	1,128,723

Total loans	$18,444,923	$(726,561)	$1,644	17,720,006

Less:
Allowance for loan losses				(4,500)

Loans, net				17,715,506
Real estate loans held for sale				139,330

Total				$17,854,836

	Predecessor III December 31, 2009
($ in thousands)	Principal	Net Unaccreted Discount	Net Deferred Fees and Costs	Total
Types of Loans:
Single family (1-4 units)	$10,487,061	$(363,921)	$2,660	$10,125,800
Home equity credit lines	1,830,043	(121,773)	1,506	1,709,776
Commercial real estate	2,969,713	(141,288)	(1,592)	2,826,833
Multifamily (5+ units) mtgs	2,128,942	(69,366)	(2,004)	2,057,572
Multifamily/commercial construction	262,420	(15,646)	(162)	246,612
Single family construction	241,858	(898)	(36)	240,924

Total real estate mortgages	17,920,037	(712,892)	372	17,207,517
Commercial business loans	1,086,735	(71,531)	(2,364)	1,012,840
Other secured	202,771	(13,012)	—	189,759
Unsecured loans and lines of credit	173,438	(17,200)	17	156,255
Stock secured	69,217	(2,807)	—	66,410

Total other loans	1,532,161	(104,550)	(2,347)	1,425,264

Total loans	$19,452,198	$(817,442)	$(1,975)	18,632,781

Less:
Allowance for loan losses				(45,003)

Loans, net				18,587,778
Real estate loans held for sale				14,540

Total				$18,602,318

The Bank had pledged $12.5 billion and $3.3 billion of loans to secure borrowings from the Federal Home Loan Bank of San Francisco (the “FHLB”) as of September 30, 2010 and December 31, 2009, respectively.

Loans Accounted for Under ASC 310-30

As a result of the Transaction, the Bank identified loans at July 1, 2010 that were within the scope of ASC 310-30. The following table presents the details on credit impaired loans as of July 1, 2010:

($ in thousands)	Successor At July 1, 2010
Contractually required payments, including interest	$279,360
Nonaccretable difference	(29,540)

Cash flows expected to be collected	$249,820
Accretable yield	(30,374)

Fair value of loans acquired	$219,446

At July 1, 2010 and September 30, 2010, loans within the scope of ASC 310-30 had an unpaid principal balance of $251.4 million and $250.3 million, respectively, and a carrying value of $219.4 million and $219.7 million, respectively. At December 31, 2009, loans within the scope of ASC 310-30 had an unpaid principal balance of $414.2 million and a carrying value of $374.8 million.

The Bank recorded reductions to the nonaccretable difference of $1.1 million and $2.5 million for the three months ended September 30, 2010 and 2009, respectively, $508,000 for the six months ended June 30, 2010 and $46.9 million for the nine months ended September 30, 2009. These reductions were primarily the result of loan resolutions and write-downs.

The change in accretable yield and allowance for loan losses related to credit impaired loans is presented in the following tables:

	Successor	Predecessor III
($ in thousands)	Three Months Ended Sept. 30, 2010	Three Months Ended Sept. 30, 2009	Six Months Ended June 30, 2010	Nine Months Ended Sept. 30, 2009
Accretable yield:
Balance at beginning of period	$71,104	$71,491	$99,317	$82,403
Purchase accounting adjustment (1)	(71,104)	—	—	—
Transfer to BANA	—	—	(25,463)	—
Balance at July 1, 2010	30,374	—	—	—
Accretion	(3,593)	(4,881)	(7,809)	(15,793)
Increase in expected cash flows	—	33,754	5,059	33,754
Disposals	—	(14)	—	(14)

Balance at end of period	$26,781	$100,350	$71,104	$100,350

($ in thousands)	Three Months Ended Sept. 30, 2010	Three Months Ended Sept. 30, 2009	Six Months Ended June 30, 2010	Nine Months Ended Sept. 30, 2009
Allowance:
Balance at beginning of period	$—	$3,347	$6,714	$—
Provision	—	1,922	1,750	5,269
Chargeoffs	—	—	(4,041)	—
Transfer to BANA	—	—	(4,423)	—

Balance at end of period	$—	$5,269	$—	$5,269

(1)	On July 1, 2010, the accretable yield related to the Predecessor III acquisition was eliminated due to new purchase accounting adjustments for the Successor acquisition.

At September 30, 2010 and December 31, 2009, loans over 90 days past due and accruing were $5.1 million and $11.3 million, respectively.

Nonaccrual loans are presented in the following table for the periods indicated:

	Successor	Predecessor III
($ in thousands)	September 30, 2010	December 31, 2009	September 30, 2009
Nonaccrual loans at period end	$15,465	$249,148	$225,444
Total loans at period end	$17,720,006	$18,632,781	$18,221,374
Nonperforming loans to total loans	0.09%	1.34%	1.24%

The interest income related to nonaccrual loans is presented in the following table for the periods indicated:

	Successor	Predecessor III
($ in thousands)	Three Months Ended Sept. 30, 2010	Three Months Ended Sept. 30, 2009	Six Months Ended June 30, 2010	Nine Months Ended Sept. 30, 2009
Actual interest income recognized	$—	$—	$—	$—
Interest income under original terms	$323	$3,277	$466	$10,204

The Bank restructures loans generally because of the borrower’s financial difficulties, by granting concessions to reduce the interest rate, to waive or defer payments or, in some cases, to reduce the principal balance of the loan. Loans that are partially charged off and loans that have been modified in troubled debt restructurings are reported as nonaccrual loans until at least six consecutive payments are received and the loan meets the Bank’s other criteria for returning to accrual or restructured performing status. As of September 30, 2010 and December 31, 2009, troubled debt restructurings were $8.9 million and $109.5 million, respectively.

In April 2010, as part of the agreement to sell First Republic, loans with an unpaid principal balance of $2.1 billion and a carrying value of $2.0 billion were transferred to BANA’s servicing system as BANA retained ownership of these loans. These loans included impaired loans under ASC 310-30 with an unpaid principal balance of $100.0 million and a carrying value of $88.2 million.

The following table presents an analysis of the changes in the allowance for loan losses for the periods indicated:

	Successor	Predecessor III
($ in thousands)	Three Months Ended Sept. 30, 2010	Three Months Ended Sept. 30, 2009	Six Months Ended June 30, 2010	Nine Months Ended Sept. 30, 2009
Allowance for loan losses:
Balance at beginning of period	$13,795	$8,854	$45,003	$176,679
Purchase accounting adjustment (1) (2)	(13,795)	—	—	(176,679)
Transfer to BANA (3)	—	—	(39,164)	—
Provision charged to expense	4,500	30,081	17,352	38,838
Chargeoffs:
Commercial real estate	—	—	(4,798)	—
Multifamily	—	—	(748)	—
Commercial business	—	—	(3,747)	—
Other loans	—	—	(544)	—

Total chargeoffs	—	—	(9,837)	—

Recoveries:
Commercial real estate	—	—	102	—
Commercial business	—	150	135	193
Single family mortgages	—	—	62	—
Other loans	—	89	142	143

Total recoveries	—	239	441	336

Net loan (chargeoffs) recoveries	—	239	(9,396)	336

Balance at end of period	$4,500	$39,174	$13,795	$39,174

Average total loans for the period	$17,468,020	$17,990,571	$18,008,755	$17,358,494
Total loans at period end	$17,720,006	$18,221,374	$17,353,819	$18,221,374
Ratios:
Net chargeoffs (recoveries) to average total loans (annualized)	0.00%	(0.01)%	0.11%	0.00%
Allowance for loan losses to:
Total loans	0.03%	0.21%	0.08%	0.21%
Nonaccruing loans	29.1%	17.4%	78.8%	17.4%

(1)	On July 1, 2010, the Bank’s allowance for loan losses became part of the loan carrying value due to purchase accounting adjustments recorded for the Successor acquisition.
(2)	On January 1, 2009, the Bank’s allowance for loan losses became part of the loan carrying value due to purchase accounting adjustments recorded for the Predecessor III acquisition.
(3)	The allowance for loan losses related to a portion of the Bank’s loan portfolio transferred to BANA in April 2010 in connection with the Transaction.

The Bank’s allowance for loan losses that existed at June 30, 2010 and January 1, 2009 became part of the loan carrying value due to purchase accounting adjustments. ASC 310-30 requires impaired loans acquired in a business combination to be recorded at fair value and prohibits the carryover of the allowance for loan losses.

The Bank did not have any impaired loans at September 30, 2010, excluding those within the scope of ASC 310-30 that were acquired on July 1, 2010. Total impaired loans were $158.9 million at December 31, 2009 with a related allowance for loan losses of $28.2 million. The Bank did not recognize any interest income from impaired loans during the six months ended June 30, 2010 and the three and nine months ended September 30, 2009. The average recorded investment in impaired loans was approximately $142.1 million for the six months ended June 30, 2010 and $128.7 million and $98.9 million for the three and nine months ended September 30, 2009, respectively.

Note 5. Mortgage Banking Activity

Prior to July 1, 2010, First Republic measured MSRs at fair value with changes in fair value recognized in the income statement. On July 1, 2010, the Bank adopted the amortized cost method of accounting for MSRs. To value MSRs, the Bank stratifies loans sold each year by property type, loan index for adjustable rate mortgages (“ARMs”) and interest rate for loans fixed for more than three years. Approximately 94% of the loans serviced for others by First Republic at September 30, 2010 are secured by single family residences.

The following table presents information on the level of loans originated, loans sold and gain on sale of loans for each of the past five quarters:

	Successor	Predecessor III
	For the Quarter Ended Sept. 30, 2010	For the Quarter Ended
($ in thousands)		June 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009
Loans originated	$1,835,573	$1,384,406	$1,001,916	$1,111,640	$1,337,303

Loans sold:
Flow sales	$200,018	$81,419	$60,392	$95,010	$76,210
Bulk sales	—	—	—	5,895	29,925

Total loans sold	$200,018	$81,419	$60,392	$100,905	$106,135

Gain on sale of loans:
Amount	$1,033	$673	$617	$1,506	$1,415
Percentage of loans sold	0.52%	0.83%	1.02%	1.49%	1.33%

Changes in the portfolio of loans serviced for others, activity associated with First Republic’s MSRs and quarterly valuation statistics at each quarter-end or for each of the past five quarters were as follows:

Successor	Predecessor III
At or for the Quarter Ended Sept. 30, 2010	At or for the Quarter Ended
($ in thousands)	June 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009
Loans serviced for others:
Beginning balance	$3,737,046	$3,869,097	$3,999,481	$4,086,843	$4,199,264
Loans sold	200,018	81,419	60,392	100,905	106,136
Repayments	(267,383)	(180,043)	(190,776)	(188,267)	(218,557)
Consolidation of VIE	—	(33,427)	—	—	—

Ending balance	$3,669,681	$3,737,046	$3,869,097	$3,999,481	$4,086,843

MSRs:
Beginning balance	$23,371	$24,695	$24,544	$24,630	$25,339
Additions due to new loans sold	1,669	617	536	880	950
Amortization expense	(2,050)	—	—	—	—
Provision for valuation allowance	(1,288)	—	—	—	—
Reductions due to repurchases	(25)	—	—	—	—
Changes in fair value:
Due to changes in valuation model inputs or assumptions	—	(941)	654	700	(459)
Other changes in fair value	—	(1,000)	(1,039)	(1,666)	(1,200)

Total changes in fair value	—	(1,941)	(385)	(966)	(1,659)

Ending balance	$21,677	$23,371	$24,695	$24,544	$24,630

Estimated fair value of MSRs	$25,821	$23,371	$24,695	$24,544	$24,630

MSRs as a percent of total loans serviced	0.59%	0.63%	0.64%	0.61%	0.60%
Weighted average servicing fee collected for the period	0.27%	0.26%	0.26%	0.27%	0.26%
MSRs as a multiple of weighted average servicing fee	2.22	x	2.38	x	2.45	x	2.30	x	2.30	x

The following table presents changes in the valuation allowance for the three months ended September 30, 2010:

($ in thousands)	Successor
Valuation allowance:
Beginning balance	$—
Provision	1,288

Ending balance	$1,288

The following table presents servicing fees for the periods indicated:

	Successor	Predecessor III
($ in thousands)	Three Months Ended Sept. 30, 2010	Three Months Ended Sept. 30, 2009	Six Months Ended June 30, 2010	Nine Months Ended Sept. 30, 2009
Contractually specified servicing fees	$2,476	$2,706	$5,076	$8,164
Late charges & ancillary fees, net of costs	$(77)	$(10)	$(74)	$268

The following table presents the Bank’s key assumptions used in measuring the fair value of MSRs as of September 30, 2010 and the pre-tax sensitivity of the fair values to an immediate 10% and 20% adverse change in these assumptions.

($ in thousands)	Successor
Fair value of MSRs	$25,821
Weighted average prepayment speed (CPR)	15.00%
Impact on fair value of 10% adverse change	$(1,563)
Impact on fair value of 20% adverse change	$(2,990)
Weighted average discount rate	13.69%
Impact on fair value of 10% adverse change	$(1,029)
Impact on fair value of 20% adverse change	$(1,979)

Note 6. Goodwill and Intangible Assets

The gross carrying value of intangible assets and accumulated amortization at September 30, 2010 is presented in the following table:

	Successor
	September 30, 2010
($ in thousands)	Gross Carrying Value	Accumulated Amortization
Amortized intangible assets:
MSRs	$25,015	$(2,050)
Core deposit intangibles	87,550	(4,305)
Customer relationship intangibles	39,150	(1,925)

Total amortized intangibles	$151,715	$(8,280)

Goodwill	$24,604
Trade name	$42,900

There was no goodwill or other intangible assets as of December 31, 2009.

The following table presents the changes in goodwill during 2010 by business segment:

($ in thousands)	Commercial Banking	Wealth Management	Total
Predecessor III
Balance at December 31, 2009	$—	$—	$—
Successor
Additions due to Successor acquisition	24,604	—	24,604

Balance at September 30, 2010	$24,604	$—	$24,604

The following table presents the estimated future amortization for intangible assets as of September 30, 2010:

	Successor
($ in thousands)	MSRs	Core deposit intangibles	Customer relationship intangibles
October 1-December 31, 2010	$2,168	$4,197	$1,877
2011	6,828	15,701	7,021
2012	3,804	13,965	6,245
2013	2,485	12,228	5,468
2014	1,598	10,492	4,692
2015	1,198	8,755	3,915

Note 7. Derivative Financial Instruments

Management uses derivative instruments, including interest rate swaps and caps, as part of its interest rate risk management strategy. In accordance with ASC 815, “Derivatives and Hedging,” the Bank recognizes all derivatives on the balance sheet at fair value. The Bank accounts for changes in the fair value of a derivative depending on the intended use of the derivative and its resulting designation under specified criteria.

During the quarter ended September 30, 2010, the Bank entered into $500 million of interest rate swaps to convert floating-rate deposits to fixed rates as a cash flow hedge. Prior to June 30, 2010, the Bank did not use any interest rate swaps as part of its interest risk management strategy. The Bank records the effective portion of the change in the fair value initially in accumulated other comprehensive income (“AOCI”) and subsequently in interest expense on deposits when the hedged item affects earnings. The ineffective portion of the change in the fair value of a cash flow hedge, if any, is recognized in earnings. The Bank assesses hedge effectiveness using regression analysis, both at inception of the hedging relationship and on an ongoing basis. There was no ineffectiveness for the cash flow hedging relationship for the quarter ended September 30, 2010. For the quarter ended September 30, 2010, the Bank recognized losses (pre-tax) in AOCI of $2,839,000 and reclassified losses (pre-tax) from AOCI into interest expense on deposits of $225,000 (effective portion). During the next twelve months, the Bank estimates that $2,522,000 will be reclassified as an increase to interest expense.

Derivative assets and liabilities also consist of foreign exchange contracts executed with customers; the Bank offsets the customer exposure to another financial institution counterparty represented by major investment banks and large commercial banks. The Bank does not retain foreign exchange risk. The amounts presented in the table below include the foreign exchange contracts with both the customers and the financial institution counterparties. The Bank uses current market prices to determine the fair value of these contracts.

The Bank also creates derivative instruments when it enters into interest rate lock commitments for single family mortgage loans that will be sold to investors. The Bank’s interest rate risk exposure to these commitments is not significant as these derivatives are economically hedged with forward commitments to sell the loans to investors.

The total notional or contractual amounts and fair values for derivatives were:

	Successor September 30, 2010			Predecessor III December 31, 2009
		Fair value			Fair value
($ in thousands)	Notional or contractual amount	Asset derivatives (1)	Liability derivatives (2)	Notional or contractual amount	Asset derivatives (1)	Liability derivatives (2)
Qualifying hedge contracts:
Interest rate contracts	$500,000	$—	$2,614	$—	$—	$—

Total		$—	$2,614		$—	$—

Derivatives not designated as hedging instruments:
Foreign exchange contracts	$419,832	$17,979	$16,730	$428,326	$12,747	$11,458
Interest rate contracts with borrowers	$132,069	112	99	$18,003	—	318
Forward loan sale commitments	$271,130	135	148	$32,505	658	—

Total		$18,226	$16,977		$13,405	$11,776

(1)	Included in prepaid expenses and other assets on the balance sheet
(2)	Included in other liabilities on the balance sheet

The credit risk associated with these derivative instruments is the risk of non-performance by the counterparty to the contracts. Management does not anticipate non-performance by any of the counterparties.

Note 8. Common Stockholder’s Equity

As of September 30, 2010, the Bank was authorized to issue 400,000,000 shares of common stock, par value $0.01 per share. On July 1, 2010, the Bank issued 124,133,334 shares at a price of $15.00 per share.

The Bank is subject to various regulatory capital requirements administered by the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification will also be subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total Capital and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to average assets (“Tier 1 Leverage Ratio”). In addition, as a newly chartered institution, the Bank is required to maintain a Tier 1 Leverage Ratio no less than 8% of average assets. Management believes, as of September 30, 2010, that the Bank meets all capital adequacy requirements to which it is subject.

The following table presents the actual capital amounts and ratios of the Bank at September 30, 2010:

	Actual		Minimum for Capital Adequacy Purposes		Minimum to Be Well Capitalized
($ in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Successor
September 30, 2010
Total capital to risk-weighted assets	$1,852,007	13.73%	$1,079,117	8.00%	$1,348,896	10.00%
Tier 1 capital to risk-weighted assets	1,834,253	13.60%	539,558	4.00%	809,338	6.00%
Tier 1 capital to average assets	1,834,253	8.58%	855,332	4.00%	1,069,165	5.00%

Note 9. Stock Compensation Plans

The Bank follows ASC 718, “Compensation – Stock Compensation,” in accounting for its stock compensation plan. Pursuant to ASC 718, the Bank measured the compensation cost of stock options based on the fair value of the options at the grant date and recognizes compensation expense over their requisite service periods.

Under the 2010 Stock Option Plan (“the Stock Option Plan”), the Bank is authorized to grant 16,927,273 shares of common stock. As of September 30, 2010, the Bank has granted stock options to purchase 15,608,282 shares to employees, officers and directors under the Stock Option Plan. Under the Bank’s stock option agreements, the exercise price of each option equals the market price of the Bank’s common stock at the grant date. Generally, stock options vest over a period of up to four years from the grant date and have a maximum contractual life of ten years.

The Bank has granted options that have time vesting requirements, performance vesting criteria and market vesting conditions. The following table summarizes the number of options granted, the exercise price and the fair value by each vesting criteria at September 30, 2010:

	Number of Options Outstanding	Exercise Price	Fair Value
Time	3,236,962	$15.00	$ 5.24 to $ 5.76
Performance	10,960,714	$15.00	$ 5.65 to $ 5.76
Market condition	1,410,606	$15.00	$ 5.99

Of the time vested options, approximately 2.8 million options vest on a monthly basis in equal amounts over a term of 48 months. The remaining time options vest 25% per annum over four years. Performance options vest 25% per annum over four years provided that certain criteria, including return on equity, nonperforming asset ratios and growth in non-certificates of deposit accounts, are achieved. The measurement of the performance criteria occurs at the calendar year-end with vesting generally on June 30 of the following year. Certain time and performance options have accelerated vesting provisions or could change the type of option upon the occurrence of certain events. The options with a market condition will become exercisable based upon achieving a return on investment to the initial investors in the Bank based upon a multiple of the initial investment at certain dates in the future.

The following table presents the assumptions used to value the time and performance stock options using a Black-Scholes option valuation model:

	Time	Performance
Expected volatility	35%	35%
Expected dividends (yield)	—	—
Expected dividends	—	—
Expected term (in years)	5.34 - 6.25	6.05 - 6.25
Risk-free interest rate	1.91% - 2.19%	2.13% - 2.19%

The market condition options were modeled using a simulation model of the stock price over multiple scenarios.

The Bank recorded stock option expense of $8.1 million during the quarter ended September 30, 2010. The unrecognized compensation cost related to stock options granted at September 30, 2010 is $80.0 million. The cost is expected to be recognized over approximately 3.75 years.

Note 10. Fair Value Disclosures

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale and derivative instruments are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment, MSRs and real estate owned. These nonrecurring fair value adjustments typically involve application of the lower-of-cost-or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under ASC 820, “Fair Value Measurements and Disclosures,” the Bank groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 – Valuation is based on quoted prices for identical instruments traded in active markets.

•

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•

Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Under ASC 820, the Bank bases its fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is the Bank’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy of ASC 820.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value for financial instruments not recorded at fair value. Although management uses its best judgment in estimating fair value, there are inherent weaknesses in any estimates that are made at a discrete point in time based on relevant market data, information about the financial instruments and other factors. Estimates of fair value of instruments without quoted market prices are subjective in nature and involve various assumptions and estimates that are matters of judgment. Changes in the assumptions used could significantly affect these estimates. The Bank has not adjusted fair values to reflect changes in market conditions subsequent to September 30, 2010 and December 31, 2009; therefore, estimates presented herein are not necessarily indicative of amounts that could be realized in a current transaction.

The estimated fair values presented neither include nor give effect to the values associated with the Bank’s existing client relationships, lending and deposit office networks, or certain tax implications related to the realization of unrealized gains or losses. The fair value summary does not represent an estimate of the overall market value of the Bank as a going concern, which would take into account future business opportunities.

Methods and assumptions used to estimate the fair value of each major classification of financial instruments were:

Cash and cash equivalents: The current carrying amount approximates estimated fair value.

Investment securities: For securities classified as available-for-sale, the Bank used current market prices, quotations or analysis of estimated future cash flows to determine fair value.

Loans: The carrying amount of loans is net of unamortized deferred loan fees or costs, unamortized premiums or discounts and the allowance for loan losses. To estimate fair value of the Bank’s loans, which are primarily adjustable rate and intermediate fixed rate real estate secured mortgages, the Bank segments each loan collateral type into categories based on fixed or adjustable interest rate terms (index, margin, current rate and time to next adjustment), maturity, estimated credit risk and accrual status.

The Bank bases the fair value of single family, multifamily and commercial real estate mortgages primarily upon prices of loans with similar terms obtained by or quoted to the Bank, adjusted for differences in loan characteristics and market conditions. The Bank estimates the fair value of other loans based on the current interest rates at which similar loans would be made to borrowers with similar credit characteristics in the Bank’s lending activities. Assumptions regarding liquidity risk and credit risk are judgmentally determined using available internal and market information.

For the fair value of nonaccrual loans and certain other loans, the Bank considers the individual characteristics of the loans, including delinquency status and the results of the Bank’s internal loan grading process.

Loans held for sale: The carrying amount of loans held for sale reflects the lower of cost or market, including net deferred loan fees and costs. The fair value of loans held for sale was derived from quoted market prices of loans with similar terms or actual prices at which loans were committed for sale.

MSRs: The fair value of MSRs related to loans originated and sold by the Bank is based on a present value calculation of expected future cash flows, with assumptions regarding prepayments, discount rates and investment rates adjusted for market conditions.

FHLB stock: FHLB stock has no trading market, is required as part of membership and is redeemable at par; therefore, its fair value is presented at cost.

Investments in life insurance: The carrying amount of investments in life insurance reflects the total cash surrender value of each policy, which approximates fair value.

Other real estate owned: Other real estate owned includes foreclosed properties securing mortgage loans. Other real estate owned is adjusted to fair value less costs to sell upon transfer of the loans to foreclosed assets. Subsequently, other real estate owned is carried at the lower of carrying value or fair value less costs to sell. Fair value is generally based upon independent market prices or appraised values of the collateral, and accordingly, we classify other real estate owned as Level 3.

Customer deposits: The fair value of deposits with no stated term such as demand deposit accounts, NOW accounts, money market accounts and passbook accounts is the carrying amount reported on the balance sheet. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed. Management believes that the Bank’s non-term accounts, as a continuing source of less costly funds, provide significant additional value to the Bank that is not reflected in the assigned value. The fair value of deposits with a stated maturity is based on the present value of contractual cash flows discounted by the replacement rates for deposits with similar remaining maturities.

FHLB advances: The estimated fair value of longer-term FHLB advances represents the present value of cash flows discounted using the FHLB’s fixed rate cost of funds curve for advances of the same type and with the same characteristics.

Subordinated notes: The fair value is based on current market prices for traded issues.

Debt related to variable interest entity: The fair value is based on current market prices or quotations.

Commitments to extend credit: The majority of the Bank’s commitments to extend credit carry current market interest rates if converted to loans. Because these commitments are generally unassignable by either the Bank or the borrower, they have value only to the Bank and the borrower. The estimated fair value of the Bank’s commitments to extend credit, including letters of credit, approximates the recorded deferred fee amounts and was not material at September 30, 2010 or December 31, 2009.

Derivative financial instruments: Derivative assets and liabilities consist of interest rate swaps, foreign exchange contracts, interest rate lock commitments and forward loan sale commitments. The Bank uses current market information such as the current yield curve to determine the fair value of interest rate swaps. The Bank uses current market prices to determine the fair value of foreign exchange contracts. The estimated fair values of other derivative assets or liabilities that are created from interest rate lock commitments and forward loan sale commitments are estimated using analysis based on current market prices.

The following represents quarterly required disclosures of the estimated fair value of financial instruments.

	Successor September 30, 2010		Predecessor III December 31, 2009
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$2,461,276	$2,461,276	$178,553	$178,553
Investment securities available-for-sale	89,028	89,028	3,183	3,183
Investment securities held-to-maturity	434,840	440,389	—	—
Loans, net	17,715,506	17,825,984	18,587,778	18,461,023
Loans held for sale	139,330	139,330	14,540	14,540
Mortgage servicing rights	21,677	25,821	24,544	24,544
FHLB Stock	28,200	28,200	59,420	59,420
Investments in life insurance	378,448	378,448	202,691	202,691
Derivative assets	18,226	18,226	13,405	13,405
Liabilities:
Customer deposits	18,964,763	19,002,417	17,182,484	17,231,905
Federal Home Loan Bank advances	600,000	621,829	130,501	130,842
Subordinated notes	69,026	68,967	65,897	70,139
Debt related to variable interest entity	25,528	24,062	—	—
Derivative liabilities	19,591	19,591	11,776	11,776

The tables below present the balances of assets and liabilities measured at fair value on a recurring basis:

	Successor
	Fair Value Measurements on a Recurring Basis September 30, 2010
($ in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investment securities available-for-sale:
U.S. Treasury and federal agencies	$89,028	$—	$—	$89,028
Derivative assets	—	18,226	—	18,226

Total	$89,028	$18,226	$—	$107,254

Liabilities:
Derivative liabilities	$—	$19,591	$—	$19,591

	Predecessor III
	Fair Value Measurements on a Recurring Basis December 31, 2009
($ in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investment securities available-for-sale:
Other residential mortgage backed securities	$—	$3,183	$—	$3,183
Derivative assets	—	13,405	—	13,405
Mortgage servicing rights	—	—	24,544	24,544

Total	$—	$16,588	$24,544	$41,132

Liabilities:
Derivative liabilities	$—	$11,776	$—	$11,776

There were no transfers in or out of Levels 1 and 2 for during the first nine months of 2010 or 2009.

The changes in Level 3 MSRs measured at fair value on a recurring basis are summarized as follows:

	Predecessor III
($ in thousands)	Three Months Ended Sept. 30, 2009	Six Months Ended June 30, 2010	Nine Months Ended Sept. 30, 2009
Beginning balance	$25,339	$24,544	$30,242
Total gains or losses (realized/unrealized) included in earnings	(459)	(287)	(5,339)
Purchases, issuances, and settlements	(250)	(886)	(273)

Ending Balance	$24,630	$23,371	$24,630

The Bank may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments for fair value usually result from application of lower-of-cost-or market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis that were still held in the balance sheet at September 30, 2010 and December 31, 2009, the following table provides the fair value hierarchy and the carrying value of the related individual assets or portfolios at period end.

	Successor
	Fair Value Measurements on a Non-recurring Basis September 30, 2010
($ in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Mortgage servicing rights	$—	$—	$8,506	$8,506

Total	$—	$—	$8,506	$8,506

	Predecessor III
	Fair Value Measurements on a Non-recurring Basis December 31, 2009
($ in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Impaired loans	$—	$—	$17,437	$17,437
Real estate owned	—	—	6,101	6,101

Total	$—	$—	$23,538	$23,538

The following table presents gains (losses) related to nonrecurring fair value measurements for the periods indicated:

	Successor	Predecessor III
($ in thousands)	Three Months Ended Sept. 30, 2010	Three Months Ended Sept. 30, 2009	Six Months Ended June 30, 2010	Nine Months Ended Sept. 30, 2009
Assets:
Impaired loans	$—	$(748)	$—	$(3,548)
Mortgage servicing rights	(1,288)	—	—	—
Real estate owned	—	—	(278)	(2,000)

Total	$(1,288)	$(748)	$(278)	$(5,548)

Note 11. Segments

ASC 280-10, “Segment Reporting,” requires that a public business enterprise report certain financial and descriptive information about its reportable operating segments on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Bank’s two reportable segments are commercial banking and wealth management.

The following tables presents the operating results for the three months ended September 30, 2010, six months ended June 30, 2010 and three and nine months ended September 30, 2009, and goodwill and total assets of the Bank’s two reportable segments at September 30, 2010 and 2009, as well as any reconciling items.

	Successor At or for the Three Months Ended September 30, 2010
($ in thousands)	Commercial Banking	Wealth Management	Reconciling Items	Total
Net interest income	$232,505	$3,735	$—	$236,240
Provision for credit losses	4,500	—	—	4,500
Noninterest income	5,530	14,073	(575)	19,028
Noninterest expense	117,879	18,899	(575)	136,203

Income (loss) before provision for income taxes	115,656	(1,091)	—	114,565
Provision (benefit) for income taxes	47,436	(464)	—	46,972

Net income (loss) before noncontrolling interests	68,220	(627)	—	67,593
Less: Net income from noncontrolling interests	1,198	—	—	1,198

First Republic Bank Net Income (Loss)	$67,022	$(627)	$—	$66,395

Goodwill	$24,604	$—	$—	$24,604

Total Assets	$21,872,042	$94,198	$(12,172)	$21,954,068

	Predecessor III At or for the Three Months Ended September 30, 2009
($ in thousands)	Commercial Banking	Wealth Management	Reconciling Items	Total
Net interest income	$240,726	$869	$—	$241,595
Provision for credit losses	30,081	—	—	30,081
Noninterest income	16,148	12,918	(253)	28,813
Noninterest expense	86,018	13,256	(253)	99,021

Income before provision for income taxes	140,775	531	—	141,306
Provision for income taxes	59,164	226	—	59,390

Net income before noncontrolling interests	81,611	305	—	81,916
Less: Net income from noncontrolling interests	1,198	—	—	1,198

First Republic Bank Net Income	$80,413	$305	$—	$80,718

Goodwill	$—	$—	$—	$—

Total Assets	$19,477,203	$21,144	$(20,396)	$19,477,951

	Predecessor III At or for the Six Months Ended June 30, 2010
($ in thousands)	Commercial Banking	Wealth Management	Reconciling Items	Total
Net interest income	$407,924	$5,315	$—	$413,239
Provision for credit losses	17,352	—	—	17,352
Noninterest income	22,727	27,360	(629)	49,458
Noninterest expense	185,210	32,383	(629)	216,964

Income before provision for income taxes	228,089	292	—	228,381
Provision for income taxes	97,014	124	—	97,138

Net income before noncontrolling interests	131,075	168	—	131,243
Less: Net income from noncontrolling interests	2,396	—	—	2,396

First Republic Bank Net Income	$128,679	$168	$—	$128,847

Goodwill	$—	$—	$—	$—

Total Assets	$19,455,510	$61,723	$(5,561)	$19,511,672

	Predecessor III At or for the Nine Months Ended September 30, 2009
($ in thousands)	Commercial Banking	Wealth Management	Reconciling Items	Total
Net interest income	$701,638	$1,515	$—	$703,153
Provision for credit losses	38,838	—	—	38,838
Noninterest income	44,175	41,925	(1,441)	84,659
Noninterest expense	271,758	42,745	(1,441)	313,062

Income before provision for income taxes	435,217	695	—	435,912
Provision for income taxes	182,824	295	—	183,119

Net income before noncontrolling interests	252,393	400	—	252,793
Less: Net income from noncontrolling interests	3,621	—	—	3,621

First Republic Bank Net Income	$248,772	$400	$—	$249,172

Goodwill	$—	$—	$—	$—

Total Assets	$19,477,203	$21,144	$(20,396)	$19,477,951

The commercial banking segment represents most of the operations of the Bank, including real estate secured lending, retail deposit gathering, private banking activities, mortgage sales and servicing, and managing the capital, liquidity and interest rate risk.

The wealth management segment consists of the investment management activities of FRIM, which manages assets for individuals and institutions in equities, fixed income and balanced accounts. In addition, the wealth management segment also includes First Republic Trust Company, a division of the Bank that offers personal trust services; FRWA, which offers advisory services to high net worth clients; the Bank’s mutual fund activities; the brokerage activities of FRSC; and the Bank’s foreign exchange activities conducted on behalf of customers. FRWA was merged into FRIM on September 30, 2010.

The reconciling items for revenues include intercompany business referral fees. The reconciling items for assets include subsidiary funds on deposit with the Bank and any intercompany receivable that is reimbursed at least on a quarterly basis.

Note 12. Concentrations

At September 30, 2010, approximately 1% of our deposit accounts hold approximately 34% of our total deposits, compared to 35% at December 31, 2009.

Note 13. Subsequent Events

The Bank evaluated the effects of subsequent events that have occurred subsequent to the quarter ended September 30, 2010, and through November 8, 2010, which is the date the financial statements were available to be issued.